EX.m.2

COLUMBIA ACORN TRUST

Form of Plan of Distribution pursuant to Rule 12b-1

under the Investment Company Act of 1940

Columbia Acorn Trust (the “Trust”) hereby adopts the following distribution plan (the “Plan”) pursuant to Rule 12b-1 (the “Rule”) under the Investment Company Act of 1940 (the “1940 Act”) on behalf of each Fund in the Trust designated in Appendix I, for the purpose of providing personal service and/or the maintenance of shareholder accounts and to facilitate the distribution of shares of the Funds. This Plan applies only to the Class A, Class B, Class C and Class R shares of each Fund.

I. Plan Applying to Class A, B, C, and R Shares

Each Fund having Class A, B or C shares shall pay a service fee at the annual rate of 0.25% of the average daily net assets of its Class A, B, or C shares, respectively. Each Fund having Class B and/or R shares shall pay a distribution fee at the annual rate of 0.50% of the average daily net assets of its Class B and/or R shares, respectively; each Fund having Class C shares shall pay a distribution fee at the annual rate 0.75 % of the average daily net assets of its Class C shares. Amounts payable under this paragraph are subject to any limitations on such amounts prescribed by applicable laws or rules.

II. Payments of Fees Under the Plan

Each Fund shall make all payments of service and distribution fees under this Plan to Columbia Management Investment Distributors, Inc. (the “Distributor”) monthly, on the 20th day of each month or, if such day is not a business day, on the next business day thereafter. No Fund shall pay, nor shall the Distributor be entitled to receive, any amount under this Plan if such payment would result the Distributor receiving amounts in excess of those permitted by applicable law or by rules of the Financial Industry Regulatory Authority, Inc. (formerly, the National Association of Securities Dealers, Inc.)

III. Use of Fees

The Distributor may pay part or all of the service and distribution fees it receives from a Fund as commissions to financial service firms that sell Fund shares or as reimbursements to financial service firms or other entities that provide shareholder services to record or beneficial owners of shares (including third-party administrators of qualified plans). This provision does not obligate the Distributor to make any such payments nor limit the use that the Distributor may make of the fees it receives.

IV. Reporting

The Distributor shall provide to the board of trustees of the Trust (the “Board”), and the Board shall review, at least quarterly, reports setting forth all Plan expenditures, and the purposes for those expenditures.

V. Other Payments Authorized

Payments by the Trust to the Distributor and its affiliates, other than as set forth in Section I, which may be indirect financing of the distribution costs of Class A, Class B, Class C or Class R shares, are authorized by this Plan.

VI. Effective Date

This Plan shall be effective as of [[        ], 2011].

VII. Continuation; Amendment; Termination

This Plan shall continue in effect with respect to Class A, Class B, Class C and Class R shares only so long as specifically approved for that class at least annually as provided in the Rule. The Plan may not be amended to increase materially the service fee or distribution fee with respect to a class of shares without such shareholder approval as is required by the Rule and any applicable orders of the Securities and Exchange Commission; all material amendments of the Plan must be approved in the manner described in the Rule. The Plan may be terminated with respect to any class of shares at any time, as provided in the Rule, without payment of any penalty. The continuance of the Plan shall be effective only if the selection and nomination of the trustees of the Board who are not interested persons of the Trust (as defined under the 1940 Act) is effected by such non-interested trustees, as required by the Rule.

Approved by the Board of Trustees on [ ]

By:

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APPENDIX I

Columbia Acorn Fund

Columbia Acorn International

Columbia Acorn USA

Columbia Acorn Select

Columbia Acorn International Select

Columbia Thermostat Fund

Columbia Acorn European Fund

Columbia Acorn Emerging Markets Fund

Last amended: [August [    ], 2011]